RELEASE OF CLAIMS

In order to receive the specific post-employment benefits outlined in Section A of the attached Release of Claims, you are required to sign the attached Release of Claims (“Release”).

You have until 5:00 p.m. E.T. on September 27, 2005 to submit your signed Release to Bruce Fields, Vice President, Human Resources. You may sign the Release anytime before September 27, 2005. You may cancel a signed Release by giving Bruce Fields, Vice President, Human Resources written notice within seven (7) days from the date you sign the Release. The Release will not be effective or enforceable until the seven (7) day cancellation period has expired.

Signing this Release does not affect your right to receive benefits for which you are qualified under any company-sponsored retirement plans or any company-sponsored welfare benefit plans.

Before you sign the Release, you have the right to have it reviewed by an attorney. We encourage you to do so to thoroughly understand the effect of signing the Release on your legal rights.

RELEASE OF CLAIMS
(“Release”)

A. CONSIDERATION FOR THE RELEASE

In exchange for Nordson Corporation providing me benefits outlined below, which I acknowledge to be good and sufficient consideration that I am not otherwise entitled to receive upon termination of my employment with Nordson, I, on behalf of myself, my heirs, administrators, executors and assigns, release, Nordson Corporation its directors, officers, employees, successors and assigns (the “parties being released”), from any and all claims, demands or causes of action of any nature which have/may have arisen through the effective date of this Release and out of my employment with Nordson Corporation.

Specific Consideration:

1.	Base Salary Continuation. Your base salary will continue for a period of six (6) months paid bi-weekly ending March 3, 2006;

2.	Paid Health Care Continuation. Nordson will pay premiums for your COBRA health care continuation (both the company and your portion) through March 31, 2006;

3.	FY 2005 Bonus. You will receive a payment equal to the difference between ten twelfths (10/12) of the target bonus you would have received for FY 2005 under the Nordson Corporation 2004 Management Incentive Compensation Plan (“Incentive Plan”) and ten twelfths (10/12) of the actual full formulary amount of the bonus as determined under the terms of the Incentive Plan. You will receive this payment in January 2006.

4.	FY 2003-2005 L-TIP Award. You will receive a payment equal to the difference between thirty four thirty sixths (34/36) of the target payout you would have received for the FY 2003-2005 Long Term Incentive Plan (“L-TIP”) and the actual full formulary amount of the payout as determined under the terms of the L-TIP. You will receive this payment in January 2006.

B. SPECIFIC CLAIMS BEING RELEASED

By signing this Release, I expressly understand that I am giving up any opportunity to file a claim or lawsuit seeking compensation, damages or other forms of relief for me personally under, but not limited to, the following:

•	Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (gender/sex, race, color, national origin or religion discrimination);

•	Civil Rights Act of 1866 (race discrimination)

•	the Age Discrimination in Employment Act (age discrimination);

•	the Americans With Disabilities Act of 1993 (mental or physical disability discrimination);

•	Equal Pay Act of 1973 (gender discrimination);

•	Rehabilitation Act of 1973 (mental or physical disability discrimination);

•	Fair Labor Standards Act (minimum wage and overtime);

•	the Worker Adjustment and Retraining Notification Act of 1988 (WARN Act)

•	Family and Medical Leave Act (unpaid leaves for serious health conditions);

•	Employee Retirement Income Security Act of 1974 (pension and employee welfare benefit plans);

•	any other applicable federal, state or local law or federal Executive Order addressing terms or conditions of employment or unlawful employment practices, including, but not limited to, any claim arising under Ohio Revised Code Chapter 4112; or

•	any state common law action in tort or in contract such as breach of expressed or implied contract of employment, negligence, public policy or wrongful discharge from employment.

I also understand that by signing this Release I am waiving my right to have the Equal Employment Opportunity Commission and/or state agency having jurisdiction seek compensation, damages or other relief for me personally based on an employment practice of Nordson Corporation.

C.	RIGHTS NOT BEING RELEASED

Though I have agreed not to seek compensation, damages or other relief on my own behalf, by signing this Release I understand that I am not waiving my right to:

(i) file a charge of discrimination against Nordson Corporation with the Equal Employment Opportunity Commission and/or state agency having jurisdiction;

(ii) testify, assist or participate in any investigation or proceeding initiated by the Equal Employment Opportunity Commission and/or state agency having jurisdiction concerning an alleged discriminatory employment practice of Nordson Corporation; or

(iii) bring a claim or lawsuit against Nordson Corporation that may arise after the date I sign this Release.

D. ADDITIONAL INFORMATION

I understand that:

•	I have been advised in writing to consult with an attorney before signing this Release;

•	I have until 5:00 p.m. E.T. on September 27, 2005 to submit the signed Release; and;

•	I have the right to cancel a signed Release by notifying Nordson Corporation of this cancellation in writing within seven (7) days after the date I sign this Release;

•	This Release will not become effective and enforceable until the seven (7) day cancellation period has expired.

I agree that in the event any provision of this Release is determined to be invalid, ineffective or otherwise unenforceable, the remaining provisions remain in effect and enforceable.

My signing this Release serves as my acknowledgment that I fully understand the contents of this Release and that my release of Nordson Corporation and the parties being released is knowing and voluntary.

Accepted and Agreed to:

     Date:
Signature

Printed Name